Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 6 to Form F-1 of Eqonex Limited (formerly known as Diginex Limited) of our report dated June 29, 2021, with respect to our audit of Diginex Limited (the “Company”) consolidated financial statements as of March 31, 2021 and 2020 and for the years ended March 31, 2021, 2020, and 2019 and appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

May 2, 2022